EMPLOYMENT AND NON-COMPETE AGREEMENT

        This Employment and Non-Compete Agreement (the “Agreement”) is made as of January 4, 2008, between iSYS, LLC, a Virginia limited liability company (the “Company”); WidePoint Corporation, a Delaware corporation (“WidePoint”); and Jin Kang (the “Executive”). The parties agree that the terms and provisions of this Agreement are subject to and contingent upon the closing of the acquisition of all of the membership interests in the Company by WidePoint (the “Acquisition”). Subject to the foregoing, the Company, WidePoint and Executive hereby agree as follows:

        1.       Employment. The Company agrees to employ Executive in the position set forth herein and Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the closing date of the Acquisition and ending upon termination pursuant to paragraph 4 (the “Employment Period”).

        2.       Compensation and Benefits.

            (a)        In consideration for the valuable services to be rendered by Executive and for Executive’s agreement not to compete against the Company or WidePoint as described in paragraph 6, the Company hereby agrees that commencing on the closing date of the Acquisition and for a period of three (3) years immediately thereafter, the Company will pay Executive a bi-monthly gross salary at the annual rate of $225,000.00 per annum (the “Base Salary”). In addition, the Base Salary will be reviewed at least annually by WidePoint for merit increases and may, in WidePoint’s discretion, be increased. The Base Salary of Executive after the first three (3) years of this Agreement shall be determined by the Board of Directors of the Company and the Compensation Committee of the Board of Directors of WidePoint, but shall be no less than the Base Salary.

            (b)        Executive also shall be entitled to (i) reimbursement for actual business expenses in accordance with WidePoint’s policies and procedures in effect at that time; (ii) comparable combined paid vacation (of no less than four (4) weeks per annum), sick leave and medical and other benefits consistent with those received by the most senior executives of Wide Point including, without limitation, coverage under a directors and officers liability insurance policy (the “Policy”); and (iii) bonus compensation in amounts as determined in the reasonable discretion of the Board of Directors of the Company and the Compensation Committee of the Board of Directors of WidePoint. Executive shall also be entitled to receive stock options from WidePoint as determined in the reasonable discretion of the Compensation Committee of the Board of Directors of WidePoint.

        3.       Services. During the Employment Period, Executive agrees to devote Executive’s commercially reasonable efforts and substantially all of Executive’s business time and attention to the business affairs of the Company, as its President with duties and authority similar to Executive’s duties and authority prior to the date of this Agreement, with the exception that those duties and authorities as President shall be in compliance with all of WidePoint’s then-current internal controls, policies and procedures, covenants (each of which WidePoint will provide to Executive in writing) and regulatory and reporting requirements (except for reasonable vacation periods subject to the reasonable approval of the Company or WidePoint or reasonable periods of illness or other incapacity). During the Employment Period, Executive agrees to render such services as the Company may from time to time direct, consistent with his position as the President of the Company. During the Employment Period, Executive agrees that Executive will not, except with the prior written consent of the Company and WidePoint, become engaged in or render services for any business other than the business of the Company and WidePoint. The Company and WidePoint each agree that during the Employment Period, Executive shall not be required to relocate from his current residence. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking or writing engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

        4.       Termination.

            (a)        The Employment Period will continue from the date of this Agreement unless terminated earlier by (a) Executive’s death or permanent disability, (b) Executive’s resignation (other than for Good Reason, as hereinafter defined) upon ninety (90) days prior written notice to the Company and WidePoint, or (c) the Company and/or WidePoint for Cause, as hereinafter defined. For the purposes of this Agreement, the term “permanent disability” shall be as determined by the relevant insurance company under the then-current health care and insurance policies of the Company and/or WidePoint which are applicable to Executive.

            (b)        For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the following circumstances (except in each case in connection with the termination of the Executive’s employment for Cause or disability or as a result of the Executive’s death or temporarily as a result of the Executive’s illness or other absence): (i) a material breach by the Company of any provision of this Agreement including, but not limited to, (A) failure to pay Base Salary or benefits after the date when due or (B) the failure to appoint the Executive to the position provided for herein, providedthat, Executive provides the Company with written notice of such breach within ninety (90) days following the occurrence of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and the Company fails to cure such breach within thirty (30) days after receipt of such notice; (ii) any material adverse alteration or diminution of the Executive’s position, duties or responsibilities under this Agreement or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position as President of the Company, providedthat, Executive provides the Company with written notice of such breach within ninety (90) days following the occurrence of such alteration, diminution or assignment specifying in reasonable detail the facts and circumstances alleged to constitute such alteration, diminution or assignment and the Company fails to cure such alteration, diminution or assignment within thirty (30) days after receipt of such notice, or (iii) the relocation of the Company’s principal executive offices to a location more than 50 miles from its location as of the closing date of the Acquisition.

            (c)        For purpose of this paragraph 4, “Cause” shall mean (i) the repeated failure or refusal of Executive to follow the lawful directives of the Company, WidePoint or their designee (except due to sickness, injury or disabilities) that are consistent with the Executive’s position as the President of the Company, provided that, the Company provides the Executive with written notice of such breach within ninety (90) days following the occurrence of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and the Executive fails to cure such breach within thirty (30) days after receipt of such notice, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Executive, which, in the good faith judgment of the Company and WidePoint, materially injures the Company or WidePoint, including the repeated failure to follow the lawful policies and procedures of the Company or WidePoint, which in all cases have been provided to the Executive in writing, provided that, the Company provides the Executive with written notice of such breach within ninety (90) days following the occurrence of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and the Executive fails to cure such breach within thirty (30) days after receipt of such notice, (iii) a material breach of this Agreement by Executive provided that, the Company provides the Executive with written notice of such breach within ninety (90) days following the occurrence of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and the Executive fails to cure such breach within thirty (30) days after receipt of such notice, or (iv) the conviction by Executive of a felony or other crime involving moral turpitude or the commission by Executive of an act of financial dishonesty (which for purposes of this Agreement shall be defined as an intentional act by the Executive to obtain a financial benefit from the Company that he is not legally or contractually entitled to) against the Company or WidePoint.

        5.       Consequences of Termination.

            (a)        Upon any termination by the Company for Cause, the death or permanent disability of Executive or upon Executive’s decision to leave the Company other than for Good Reason, Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, indemnification in accordance with applicable law, the certificate of incorporation, bylaws, other constitutive documents of the Company and WidePoint and the Policy and the other vested benefits).

            (b)        Upon any termination by the Company without Cause or by Executive for Good Reason, the Company shall pay to the Executive (i) any unpaid Base Salary accrued as of the date of termination, (ii) in the event that the termination occurs prior to the third anniversary of the Acquisition, Base Salary at the annual rate in effect on the date of termination from such date of termination until the third anniversary of the Acquisition (assuming for this purpose that a termination had not occurred) in installments in accordance with the Company’s ordinary Base Salary payroll practices, (iii) a pro rata portion of any Bonus payable in respect of the fiscal year in which the date of termination occurs, and (iv) reimbursement of any outstanding business expenses for which Executive is entitled to be reimbursed in accordance with this Agreement up to and including the date of termination. The Company shall have no further liability hereunder (other than for indemnification in accordance with applicable law, the certificate of incorporation, bylaws, other constitutive documents of the Company and WidePoint and the Policy and the other vested benefits).

        6.       Non-Compete.

            (a)        In the event the Employment Period is terminated by the Company for Cause or by the Executive other than for Good Reason, then the non-compete provisions of this paragraph 6 will apply to Executive. In the event the Employment Period is otherwise terminated, such as by the Company without Cause or by the Executive for Good Reason, then no part of this paragraph 6 will apply to Executive.

            (b)        Executive recognizes and acknowledges that by virtue of accepting employment hereunder, Executive will acquire valuable training and knowledge, enhance Executive’s professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company and WidePoint. In consideration of the foregoing and this employment contract, Executive agrees that during the Employment Period and for two (2) years thereafter (the “Non-Compete Period”), Executive will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology (IT), consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments, agencies, entities doing business with any such governments and/or agencies, and/or to any existing or targeted customers or clients of the Company and/or WidePoint, that is competitive with business conducted by (i) the Company as of the date of termination or during the period for the thirty six (36) months prior to the date of termination, or (ii) WidePoint as of the date of termination or during the period for the thirty six (36) months prior to the date of termination, with the term “targeted” meaning customers or clients that the Company or WidePoint has contacted within the last twenty-four (24) months prior to the date of termination of the Employment Period (with the term “contacted” to exclude any mass email or mass regular mailings, mass media marketing methods or mass telemarketing or meeting at an industry or trade function without further action by the Company or WidePoint); or included in a sales or strategic plan of the Company or WidePoint that Executive is aware of prior to the date of termination of the Employment Period; nor shall Executive solicit any other Person to engage in any of the foregoing activities or knowingly request, induce or attempt to influence any then existing or targeted customers, clients, suppliers, consultants, or any other Persons who have engaged in business with the Company or WidePoint to curtail any business they are currently, or in the last 36 months have been, transacting with the Company or WidePoint (the “Non-Compete). Nothing herein will prevent Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a competitive business of the Company or WidePoint and which is publicly traded, so long as Executive has no participation in the business of such corporation. For the purposes of this Agreement, such passive ownership of shares shall not be deemed to constitute participation in the business of the corporation. Furthermore, during the Non-Compete Period, Executive shall not, without the prior written consent of each of the Company and WidePoint, directly or indirectly, knowingly solicit or encourage or attempt to influence any existing employee, consultant or other Person or recruit to leave or discourage their employment with the Company or WidePoint. Executive agrees that the restraint imposed under this paragraph 6 is reasonable and not unduly harsh or oppressive. Executive shall be entitled to provide any prospective employer with a complete copy of this Agreement.

            (c)        If, at the time of enforcement of any provision of paragraph 6(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, then the Company, WidePoint and Executive agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

            (d)        Since a material purpose of this Agreement is to protect the Company’s and WidePoint’s investment in the Executive, including but not limited to the purchase price consideration payable to the Employer under the terms of the Purchase Agreement, and to secure the benefits of Executive’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this paragraph 6. Therefore, in the event of a breach by Executive of any of the provisions of this paragraph 6, the Company, WidePoint or their successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

        7.       Confidential Information and Inventions. Executive acknowledges that the information, data and trade secrets (collectively, “Confidential Information”) obtained by Executive during the course of Executive’s performance under this Agreement, and previously during Executive’s employment with the Company prior to the acquisition of the Company by WidePoint, concerning the business or affairs of the Company or WidePoint are the property of the Company and WidePoint, respectively. For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in the Company’s or WidePoint’s business, including but not limited to: (a) techniques, plans and materials used by the Company or WidePoint, (b) marketing methods and strategies employed by the Company or WidePoint, and (c) all lists of past, present or targeted customers, clients, suppliers, business partners, teaming members and/or other Persons who have done business with either the Company or WidePoint. Executive agrees that Executive will not disclose to any unauthorized Person or use for Executive’s own account any of such Confidential Information without the written consent of each of the Company and WidePoint. Executive agrees to deliver to the Company and WidePoint at the termination of Executive’s employment, or at any other time the Company or WidePoint may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or WidePoint which Executive may then possess or have under Executive’s control. Notwithstanding the terms of this Agreement, Confidential Information may be disclosed by the Executive in furtherance of the Company and WidePoint’s business, when and to the limited extent compelled by written notice from a government agency or when and to the limited extent compelled by legal process or court order by a court of competent jurisdiction if the Executive has given the Company prompt written notice of such request or order and the Confidential Information to be disclosed as far in advance of its disclosure as possible so that the Company may seek appropriate protective order or waive compliance by the Executive, or in connection with the proposed performance by the Executive of his duties under this Agreement, subject to WidePont’s prior approval. Confidential Information does not include information which (a) is generally known to the industry or the public other than as a result of a breach of this Agreement or any other agreements by the Executive, or (b) is or becomes available to the Executive on a non-confidential basis from a source other than the Company or its subsidiaries or affiliates or their respective directors, employees or agents.

        The Company will own any and all right, title, or interest that Executive may develop or establish in any designs, products, discoveries, inventions, original works of authorship, trade secrets, innovations, improvements, developments, modifications, know-how, technology, process, management reports, internal reports and memoranda, product development plans and strategies, customer lists, marketing, pricing, and sales plans, policies, and strategies, whether or not patentable which Executive conceives, reduces to practice, devises, develops, discovers, or incorporates in Company products or services, either alone or jointly, or to which Executive otherwise contributes during the term of Executive’s employment with the Company, insofar as such may either (a) relate to or arise out of the business of the Company or WidePoint, whether or not during business hours and whether or not Company or WidePoint resources are utilized, or (b) involve the use of Company and/or WidePoint resources, including Executive’s time and attention during business and/or non-business hours (“Employer Work Product”). Executive will make a complete and prompt disclosure of all Employer Work Product to the Company and WidePoint at all times that any such Employer Work Product arises, and Executive hereby irrevocably and exclusively assigns to the Company and WidePoint, without further compensation, all rights in all Employer Work Product.

        During the term of this Agreement and at the sole cost of the Company, Executive will do all reasonable acts and things as may be reasonably necessary to confirm and vest the entire right, title and interest in the Employer Work Product in the Company and WidePoint and to secure to the Company and WidePoint full protection of the same, including without limitation, the execution and delivery of assignments, patent applications, and other documents or papers, whether during employment with the Company or any time after termination of such employment. In order to confirm the rights of the Company and WidePoint, Executive also will assign to the Company and WidePoint any and all copyrights and reproduction rights to any written material prepared by Executive during employment with the Company. In addition to the foregoing, without compensation but at the Company’s expense, for a period of two (2) years following the termination for any reason of employment with the Company, Executive, upon reasonable notice by the Company and WidePoint, will cooperate with the Company and WidePoint in securing or defending the right, title, and interest of the Company and WidePoint in the Employer Work Product (subject in all cases to the then obligations and responsibilities of the Executive).

        Notwithstanding the foregoing, Executive will retain all right, title and interest in any intellectual property that is (i) developed exclusively during non-business hours of the Company or when Executive is not working for the Company; (ii) developed without the use of any Company resources (including, but not limited to, Company technology, research, materials, equipment, patient information and patient participation in any test trials); (iii) not in any way related to the current or prospective business of the Company and/or WidePoint (of which the Executive is aware); and (iv) disclosed in writing by Executive to WidePoint and the Company (A) prior to the signing of this Agreement with respect to any intellectual property that was developed prior to the signing of this Agreement or (B) within ten (10) days of being conceived or otherwise developed by or on behalf of Executive after the date of the signing of this Agreement.

        Executive expressly acknowledges and agrees that Executive has disclosed to the Company and WidePoint in writing prior to signing this Agreement, any and all designs, discoveries, inventions, original works of authorship, trade secrets, innovations, improvements, developments, modifications, know-how, technology, process, management reports, internal reports and memoranda, customer lists, marketing plans or pricing policies of Executive (collectively “Executive’s Intellectual Property”), with Executive hereby irrevocably and exclusively assigning and transferring all Executive’s Intellectual property to the Company and WidePoint without any further compensation other than the consideration payable to Executive under the terms of the Purchase Agreement.   With respect to any of Executive’s Intellectual Property (i) that Executive has not disclosed to the Company or WidePoint pursuant to this paragraph 7 but that is incorporated into products or services of the Company or WidePoint or brought to the Company or WidePoint for use in the products or services of the Company or WidePoint or (ii) that Executive has disclosed in writing to the Company and WidePoint but incorporated into work performed for the Company and/or WidePoint without the prior written permission of each of the Company and WidePoint, Executive hereby exclusively assigns and transfers to the Company and WidePoint, without further compensation, all rights in all such Executive’s Intellectual Property in accordance with this paragraph 7.

        8.        Code Section 409A

            (a)        Unless otherwise expressly provided, any payment of compensation by the Company to the Executive for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (Section 409A”), whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth (15th) day of the third (3rd) month following the later of the end of the calendar year or the end of the Company’s fiscal year, in either case in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A or unless delay is permitted pursuant to Section 409A. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by the Company to the Executive are intended to comply with the requirements of Section 409A, and this Agreement shall be interpreted consistent therewith. Neither the Company nor the Executive, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof)) of the Company or its affiliates at a time when the Company or its affiliates has stock which is deemed to be publicly-traded on an established securities market for purposes of Section 409A, payments determined to be “nonqualified deferred compensation” thereunder and payable following termination of the Executive’s employment with the Company shall be made to the Executive no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following the month in which occurs the Executive’s separation from service with the Company and its affiliates within the meaning of Code Section 409A, or (ii) the date of the Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule, without interest thereon. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A.

            (b)        Notwithstanding anything in this Agreement to the contrary, the parties shall use commercially reasonable efforts to make all terms of this Agreement consistent with and all payments made pursuant to this Agreement payable at such times as to not result in any penalty, interest and/or tax to the Executive pursuant to the provisions of Section 409A. If after the date hereof the Company or WidePoint indemnifies or otherwise protects any other executive or employee with regard to any liability pursuant to Section 409A, then automatically and without further action on the part of the Company and/or WidePoint.

        9.       Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company or WidePoint:	Mr. James T. McCubbin c/o WidePoint Corporation One Lincoln Centre, Suite 1100 Oakbrook Terrace, Illinois 60181

To Executive:	Jin Kang 1163 Daleview Drive McLean, Virginia 22102

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

        10.       Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and WidePoint, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company and WidePoint. The Company and WidePoint may assign its respective rights and delegate its duties hereunder without the consent of Executive to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Virginia. All parties hereby consent to subject matter jurisdiction, personal jurisdiction and venue in the appropriate federal court located in or serving the Commonwealth of Virginia for disputes under this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company, WidePoint and Executive.

        11.       Definitions. “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a governmental entity or any department or agency thereof, and any other type of entity whatsoever. “Permitted Transferee”shall mean WidePoint or a subsidiary, affiliate or successor of WidePoint or the Company, provided that in the event of an assignment to a subsidiary or affiliate of WidePoint, the Company and WidePoint shall remain liable for all of the obligations contained in this Agreement.

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        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EXECUTIVE:
_________________________	____________________________
Jin Kang
Attest (Seal):	ISYS LLC
__________________________	By:___________________________
James T. McCubbin	Steve L. Komar
Secretary	Chairman
Attest (Seal):	WIDEPOINT CORPORATION
__________________________	By:___________________________
James T. McCubbin	Steve L. Komar
Secretary	Chairman, President & Chief Executive Officer

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